                                                                      Exhibit 99


FOR IMMEDIATE RELEASE                                      CONTACT: Ed Powers
May 15, 2001                                                        617-423-5451


SAPPI FINALIZES DECISION TO EXIT U.S. UNCOATED PAPER BUSINESS, CLOSE MOBILE MILL


Boston, Mass. - Sappi Limited today said it has finalized a decision to exit the uncoated paper business in the U.S. and close its paper mill in Mobile, Ala. The mill is part of the Sappi Fine Paper North America operation. The company had previously announced plans to shut the facility, subject to a final review.

Sappi will permanently shut the three paper machines at the mill in phases over the next several months and cease all operations at the mill. A specific time table has not yet been determined. However, the closure will be completed no later than mid-December 2001. The company has made no decisions regarding disposition of the site or the machinery in the mill.

The mill employs approximately 500 people. Sappi will be sharing the details of enhanced retirement and other separation benefits with its salaried employees. Discussions with union officials regarding the terms and conditions of hourly employee separation will begin immediately.

The shutdown of the facility will enable Sappi Fine Paper North America to focus on its core business, coated fine paper.

The mill's main product is SpectraTech, a line of uncoated papers used in commercial printing. The mill also manufactures converting grades and Lusterprint, a durable, high gloss paper used for pet food bags. It has a capacity of approximately 300,000 tons annually.

The company intends to produce Lusterprint at other Sappi facilities and to exit the U.S. uncoated and converting paper segments.

Sappi Fine Paper North America is a division of Sappi Limited, the largest producer of coated free sheet papers in the world. The group manufactures paper in South Africa, the United Kingdom, Germany, Austria, Belgium, The Netherlands, and in the United States at mills in Muskegon, Mich., and Skowhegan and Westbrook, Maine.

-end-